Bank Notes

KNIGHT APPOINTED TO SOUTH CAROLINA BANKERS ASSOCIATION

Teresa W. Knight, executive vice president, bank administration, human resources and marketing, was elected as the first vice chairman of the South Carolina Bankers Association (SCBA). She was installed at the SCBA’s 2008 Annual Convention held June 12-15, 2008.

OFFICER APPOINTMENT

Cindi S. Adams was appointed to The Palmetto Bank as senior vice president, Rock Hill. A Rock Hill native, Adams attended Winthrop University. She has 26 years banking experience in business development, commercial lending, small business banking and retail management.

To Our Shareholders:

Since the last report to you, as of March 31, 2008, very little of positive news has occurred in the financial sector of the U.S. economy. Indeed, for the economy as a whole we are now challenged with slower growth and rising prices both of which impact consumer spending that accounts for roughly 70 percent of economic output. Consumers are closely watching disposable income and household budgets like never before. Additionally, the much reported mortgage crisis continues to unwind with much uncertainty still as to how long this will last. And, if this was not enough to cause concern, add stock market performance of recent months and we would conclude that the economy has seen better days. Financial reporting for the second quarter and at mid-year can be characterized as not good but not as bad as was expected in many cases. In spite of these conditions, we are pleased to issue this positive report for your company.

Earlier we sent to you our press release on financial performance in the second quarter and for the six months period ended June 30. With the recent failure of a large FDIC insured savings bank in California we felt it important to show the strong capital position of your company and The Palmetto Bank at mid-year and what we feel has been excellent operating results in the current banking environment. We were pleased to report an increase of 6.5% in net income for the second quarter on a record total of $4.3 million earnings. And, for the six months period we reported a record total of $8.0 million in net income as compared with $7.8 million in the first six months of 2007. Year-to-date profitability ratios at June 30, 2008 were excellent with a return on average assets of 1.24% and a return on shareholder’s equity of 14.06%, both ratios showing improvement over the year-to-date first quarter 2008 ratios. Shareholders equity at June 30 stood at $114.7 million in a well-capitalized category for federal regulatory purposes.

Current stock values reflect real or perceived asset quality and to a lesser degree expected future earnings, which of course are impacted ultimately by credit quality. Thus, with some uncertainty over asset quality some publically traded bank stocks have been trading at 20% to 60% off their twelve month highs.  Palmetto Bancshares, most recently traded at $42.00 per share, we believe reflects the soundness of our balance sheet, the consistent growth in earnings over time and the excellent asset quality of our loan portfolio. Non-performing loans to total loans improved over the same period in 2007 with a decline to .56% as compared to 1.26% at June 30, 2007. The loan loss reserve is considered adequate for any future doubtful loans. Charge-offs of loans are running at a rate of ..18% year-to-date, which we judge to be excellent performance at this time. Although cautious about the balance of this year, we remain optimistic about full year operating performance. These are unusual times for the U.S. economy although fluctuating business cycles are part of longer term economic trends. That is not new. Downturns wring out the bad unfortunately at the expense often of some good.

It affords an opportunity to prepare and build for the future, and for those who are judged to be strong, an opportunity to take advantage of market weaknesses to create competitive advantage. We are pleased to announce construction soon to begin for a new Greer location to replace an older facility and that progress is being made toward the opening of the new Rock Hill Office. We are delighted to have staff in place under the leadership of Senior Vice President Cindi Adams and Vice President Liz Winterburn. Our Greenwood office on Montague Avenue will soon celebrate the grand completion of its multi-year renovation. And last, the new headquarters facility in downtown Greenville continues to move along on schedule. Dry walls are in place on all four floors and what we see exceeds our expectations. This building continues to draw much attention and interest to Greenville’s Gateway location.

We appreciate your continued support as a shareholder and friend of the company. We hope you will help us spread the good news across Upstate South Carolina about The Palmetto Bank.

Sincerely,

Leon Patterson

Chairman and Chief Executive Officer

Consolidated Balance Sheets
(dollars in thousands, except common and per share data) (unaudited)
	June 30,	June 30,
	2008	2007
Assets
Cash and cash equivalents
Cash and due from banks	$37,978	33,986
Federal funds sold	-	9,272
Total cash and cash equivalents	37,978	43,258

Federal Home Loan Bank ("FHLB") stock, at cost	5,913	2,527
Investment securities available for sale, at fair value	133,199	104,708
Mortgage loans held for sale	3,801	1,294

Loans, gross	1,114,522	986,529
Less: allowance for loan losses	(7,645)	(8,515)
Loans, net	1,106,877	978,014

Premises and equipment, net	26,395	24,952
Goodwill, net	3,691	3,691
Core deposit intangibles, net	57	102
Accrued interest receivable	6,257	6,201
Other	18,187	15,843
Total assets	$1,342,355	1,180,590

Liabilities and shareholders' equity
Liabilities
Deposits
Noninterest-bearing	$144,959	137,182
Interest-bearing	905,720	864,643
Total deposits	1,050,679	1,001,825

Retail repurchase agreements	15,579	12,145
Commercial paper (Master notes)	32,401	27,737
Other short-term borrowings	67,671	24,500
Long-term borrowings	52,000	-
Accrued interest payable	1,709	1,523
Other	7,602	6,748
Total liabilities	1,227,641	1,074,478

Shareholders' equity
Common stock - par value $5.00 per share; authorized 10,000,000 shares; issued and outstanding 6,442,090 and 6,389,660
at June 30, 2008 and 2007, respectively	32,211	31,948
Capital surplus	2,013	1,391
Retained earnings	84,521	73,531
Accumulated other comprehensive loss, net of tax	(4,031)	(1,479)
Total shareholders' equity	114,714	105,391

Total liabilities and shareholders' equity	$1,342,355	1,179,869

SIGNIFICANT CAPITAL RATIOS
Total shareholders' equity as a percentage of total assets	8.55%	8.93
Tier 1 risk-based capital	9.57	9.63
Total risk-based capital	10.21	10.43
Tier 1 leverage ratio	8.71	8.85
SIGNIFICANT CREDIT QUALITY RATIOS
Nonaccrual loans as a percentage of total assets	0.48%	1.05
OTHER INFORMATION
Full-time equivalent employees	421	413
Banking offices	29	32
Automatic teller machines	37	39

Consolidated Statements of Income
(dollars in thousands, except common and per share data) (unaudited)
	For the three month		For the six month
	periods ended June 30,		periods ended June 30,
	2008	2007	2008	2007
Interest income
Interest earned and fees on loans	$18,290	19,301	37,341	38,067
Interest earned on investment securities available for sale	1,661	1,130	2,751	2,301
Dividends paid on FHLB stock	86	38	143	75
Interest earned on federal funds sold	10	211	47	419
Interest earned on cash and due from banks	3	16	8	32
Total interest income	20,050	20,696	40,290	40,894
Interest expense
Interest paid on deposits	5,653	7,437	12,769	14,664
Interest paid on retail repurchase agreements	57	130	169	276
Interest paid on commercial paper	87	289	231	527
Interest paid on other short-term borrowings	258	54	509	83
Interest paid on long-term borrowings	373	78	441	173
Total interest expense	6,428	7,988	14,119	15,723

Net interest income	13,622	12,708	26,171	25,171

Provision for loan losses	687	433	1,175	800

Net interest income after provision for loan losses	12,935	12,275	24,996	24,371

Noninterest income
Service charges on deposit accounts, net	2,127	1,991	4,294	3,899
Fees for trust and investment management and brokerage services	755	826	1,511	1,522
Mortgage-banking income, net	384	171	637	519
Investment securities gains	1	-	1	-
Other	1,293	956	2,806	1,903
Total noninterest income	4,560	3,944	9,249	7,843

Noninterest expense
Salaries and other personnel	6,070	6,057	12,265	12,194
Occupancy	803	722	1,608	1,430
Furniture and equipment	985	894	1,929	1,833
Marketing	291	219	623	487
Amortization of core deposit intangibles	11	12	22	24
Other	2,666	2,046	5,546	4,191
Total noninterest expense	10,826	9,950	21,993	20,159

Net income before provision for income taxes	6,669	6,269	12,252	12,055

Provision for income taxes	2,340	2,204	4,277	4,229

Net income	$4,329	4,065	7,975	7,826

Common share data
Net income - basic	$0.67	0.64	1.24	1.23
Net income - diluted	0.66	0.63	1.22	1.21
Cash dividends	0.20	0.19	0.40	0.38
Book value	17.81	16.49	17.81	16.49

Weighted average common shares outstanding - basic	6,435,515	6,385,483	6,433,343	6,382,019
Weighted average common shares outstanding - diluted	6,521,169	6,499,649	6,518,299	6,480,454

SIGNIFICANT OPERATING RATIOS BASED ON EARNINGS
Return on average assets	1.32%	1.40	1.24	1.36
Return on average shareholders' equity	15.08	15.50	14.06	15.22
Net interest margin	4.39	4.64	4.33	4.65

SIGNIFICANT CAPITAL RATIOS
Average total shareholders' equity as a percentage of average total assets	8.74%	9.02	8.84	8.93

SIGNIFICANT CREDIT QUALITY RATIOS
Net loans charged-off as a percentage of average loans less
mortgage loans held for sale	0.19%	0.16	0.18	0.17